Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Fourth Quarter		Years Ended December 31,
	2020	2019	2020	2019
	(in millions, except per share amounts)

Railway operating revenues
Merchandise	$1,553	$1,630	$6,088	$6,803
Intermodal	730	697	2,654	2,824
Coal	290	363	1,047	1,669
Total railway operating revenues	2,573	2,690	9,789	11,296

Railway operating expenses
Compensation and benefits	587	630	2,373	2,751
Purchased services and rents	426	460	1,687	1,725
Fuel	136	223	535	953
Depreciation	287	285	1,154	1,138
Materials and other	153	130	653	740
Loss on asset disposal	—	—	385	—
Total railway operating expenses	1,589	1,728	6,787	7,307

Income from railway operations	984	962	3,002	3,989

Other income – net	43	18	153	106
Interest expense on debt	160	152	625	604

Income before income taxes	867	828	2,530	3,491

Income taxes
Current	132	57	375	439
Deferred	64	105	142	330
Total income taxes	196	162	517	769

Net income	$671	$666	$2,013	$2,722

Earnings per share – diluted	$2.64	$2.55	$7.84	$10.25

Weighted average shares outstanding – diluted	254.7	261.6	256.6	265.6

See accompanying notes to consolidated financial statements

Norfolk Southern Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	At December 31,
	2020	2019
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$1,115	$580
Accounts receivable – net	848	920
Materials and supplies	221	244
Other current assets	134	337
Total current assets	2,318	2,081

Investments	3,590	3,428
Properties less accumulated depreciation of $11,985 and $11,982, respectively	31,345	31,614
Other assets	709	800

Total assets	$37,962	$37,923

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,016	$1,428
Income and other taxes	263	229
Other current liabilities	302	327
Current maturities of long-term debt	579	316
Total current liabilities	2,160	2,300

Long-term debt	12,102	11,880
Other liabilities	1,987	1,744
Deferred income taxes	6,922	6,815

Total liabilities	23,171	22,739

Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 252,095,082 and 257,904,956 shares, respectively, net of treasury shares	254	259
Additional paid-in capital	2,248	2,209
Accumulated other comprehensive loss	(594)	(491)
Retained income	12,883	13,207

Total stockholders’ equity	14,791	15,184

Total liabilities and stockholders’ equity	$37,962	$37,923

See accompanying notes to consolidated financial statements

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Years Ended December 31,
	2020	2019
	($ in millions)
Cash flows from operating activities
Net income	$2,013	$2,722
Reconciliation of net income to net cash provided by operating activities:
Depreciation	1,154	1,139
Deferred income taxes	142	330
Gains and losses on properties	(39)	(42)
Loss on asset disposal	385	—
Impairment of investment	99	—
Changes in assets and liabilities affecting operations:
Accounts receivable	71	87
Materials and supplies	23	(37)
Other current assets	3	(4)
Current liabilities other than debt	34	(185)
Other – net	(248)	(118)
Net cash provided by operating activities	3,637	3,892

Cash flows from investing activities
Property additions	(1,494)	(2,019)
Property sales and other transactions	333	377
Investment purchases	(13)	(18)
Investment sales and other transactions	(1)	(104)
Net cash used in investing activities	(1,175)	(1,764)

Cash flows from financing activities
Dividends	(960)	(949)
Common stock transactions	69	27
Purchase and retirement of common stock	(1,439)	(2,099)
Proceeds from borrowings – net of issuance costs	784	2,192
Debt repayments	(381)	(1,188)
Other	—	23
Net cash used in financing activities	(1,927)	(1,994)
Net increase in cash, cash equivalents, and restricted cash	535	134

Cash, cash equivalents, and restricted cash
At beginning of year	580	446
At end of year	$1,115	$580

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest (net of amounts capitalized)	$577	$555
Income taxes (net of refunds)	311	543

See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1. Impairment of Investment

In 2020, we recorded an other-than-temporary impairment of $99 million related to the carrying value of an equity method investment. This non-cash impairment charge is recorded in “Purchased services and rents” on the Consolidated Statement of Income and had a $74 million impact on net income.

2. Loss on Asset Disposal

In 2020, we sold 703 locomotives deemed excess and no longer needed for railroad operations. Accordingly, we recorded a $385 million loss to adjust their carrying amount to their estimated fair value.

3. Stock Repurchase Program

We repurchased and retired 7.4 million and 11.3 million shares of common stock under our stock repurchase programs in 2020 and 2019, respectively, at a cost of $1.4 billion and $2.1 billion, respectively.

4. Restricted Cash

The “Cash, cash equivalents, and restricted cash” line item on the Consolidated Statement of Cash Flows at January 1, 2019 includes restricted cash of $88 million, which reflects deposits held by a third-party bond agent as collateral for certain debt obligations which matured on October 1, 2019.